EXHIBIT 2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of October 3, 1994, by and between Informix Software Inc., a Delaware corporation with its principal place of business at 4100 Bohannon Drive, Menlo Park, CA 94025 ("Informix") and ASCII Corporation, a Japanese corporation with its principal place of business at Tohshin Building, 4-33-10 Yoyogi Shibuya ku, Tokyo, 151-24 ("ASCII").

WITNESSETH

WHEREAS, ASCII has a division which is engaged principally in the manufacture and distribution of Informix products ("Products") in Japan (the "Division"); and

WHEREAS, ASCII desires to sell the Division as an ongoing business and Informix desires to acquire the Division on said basis by buying substantially all of the assets pertaining to or used in the Division, and Informix, either directly or indirectly, is willing to assume certain related liabilities and obligations of ASCII, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

1.	STRUCTURE OF TRANSACTION

1.1	Special Purpose Company.  As of the date hereof, ASCII is the direct or indirect owner (without any restrictions or encumbrances) of all of the issued and outstanding shares of capital stock of KK ASCII Database Technology, a corporation incorporated in Japan on November 17, 1965 ("Newco"), amounting to fully paid in share capital of 1 million yen, divided into 2,000 shares of 500 yen each. The authorized share capital of Newco as of the date hereof is 4 million yen.

1.2	Sale of Newco Shares to Informix.  Newco will be used as the vehicle for the acquisition contemplated herein. To this effect, ASCII shall, on or prior to November 1, 1994 (the "Share Transfer Date"), sell to Informix, and Informix shall purchase from ASCII, 90% of the issued share capital (as of the Share Transfer Date) of Newco. The shares of Newco to be acquired by Informix shall be sold by ASCII to Informix free and clear of all liens and encumbrances, at par value, and the purchase price therefor shall be paid by Informix to ASCII on the Closing Date.

1.3	Recapitalization of Newco. Prior to the Share Transfer Date, ASCII
will cause Newco to increase its authorized share capital from the currently authorized capital of 4 million yen to a total of 16 million yen, and to issue 3 million yen of such authorized shares to ASCII upon payment by ASCII of the subscription price therefore. Upon the Share Transfer Date, Informix will acquire 90% of Newco's 4 million yen issued and paid up capital from ASCII, and ASCII shall deliver to Informix relevant share certificates, the corporate books and records, and the corporate and registered seals of Newco. Following the Closing Date, the shareholders of Newco will vote their shares to change the name of Newco as contemplated herein, and to increase the authorized share capital of Newco from 16 million yen to at least 2 billion yen, in such incremental amounts, and at such time or times, as Informix deems appropriate and as are permitted by applicable law. It is expected that all such increases in the authorized and paid in capital of Newco shall be completed within 6 weeks of the Closing Date. Newco shall issue such newly authorized shares to Informix and ASCII in an amount to be determined by Informix and in a manner which maintains Informix's equity ownership of Newco at 90% of Newco's issued share capital and ASCII's equity ownership of Newco at 10% of Newco's issued capital. Each of Informix and ASCII shall subscribe to (and immediately upon issuance, pay for, in cash) the shares to be issued by Newco as provided herein.
The actual number of shares to be issued by Newco after the Closing Date will be determined by Informix in connection with the financing of the Purchase Price. The Loan (as defined in Section 1.4 below) to Newco by ASCII shall be prepaid from time to time in amounts appropriate to ensure that at no time shall ASCII be required to subscribe to Newco shares which would cause ASCII's aggregate equity ownership in Newco, or the sum of ASCII's equity ownership in and Loans to Newco, to exceed 10% of the Purchase Price (as defined in Section 6.1 below). In the event that, for whatever reason, the Closing does not take place, Informix will transfer to ASCII, at the par value paid by Informix, all shares of Newco owned by Informix, and ASCII shall pay such par value price to Informix.

1.4	Loans to Newco.  Informix shall lend to Newco on the Closing Date an amount which Informix determines, when taken together with all expected capital contributions to Newco by each of Informix and ASCII and the Loan to be made by ASCII to Newco (the "Loan", as further defined herein), will be sufficient to enable Newco to pay the Purchase Price. ASCII shall make a Loan to Newco on the Closing Date in an amount equal to 10% of the Purchase Price less the amount paid by ASCII for the acquisition of its 10% shareholding in Newco. Such Loan will mature on the first anniversary of the Closing Date, or earlier as provided herein, and shall be interest free. Once the appropriate equity capitalization of Newco (as established by Informix on the Closing Date) has been reached, no new shares of Newco will be issued prior to June
30, 1995. To the extent that after such date, ASCII's share ownership interest in Newco is diluted, then ASCII's Loan to Newco shall be prepaid in proportion to such dilution. Subject to any rights of set off, Informix guarantees the repayment of such Loan by Newco.

1.5	Management of Newco.  Upon the acquisition by Informix of its 90%
shareholding in Newco, the Board of Directors of Newco shall be modified so as to be composed solely of directors and auditors appointed by Informix, and Informix shall have total management control of Newco, and control of all corporate books, corporate and registered seals and other records of Newco.

1.6	Informix to Purchase Shares. On the date which is one year after the Closing Date, or such other mutually agreed date prior to such anniversary of the Closing Date ASCII shall sell to Informix, and Informix shall buy from ASCII, ASCII's entire equity interest in Newco. Under no circumstance may ASCII dispose of the shares in Newco owned by ASCII otherwise than as set forth herein, and ASCII expressly covenants that it will at all times maintain such shares free and clear of any liens or encumbrances of whatsoever nature. As security for ASCII's performance of its obligations hereunder, all share certificates representing the shares of Newco owned by ASCII shall be held by Informix, and ASCII shall deliver to Informix an irrevocable power of attorney authorizing Informix to transfer the shares to Informix as provided herein. The sale and transfer shall be deemed to have been completed prior to the date specified above immediately upon the occurrence of any event specified in Section 12.3 hereof with respect to ASCII. The purchase price for the shares to be sold by ASCII to Informix shall be the par value of such shares, payable on the date of the effective transfer of the shares to Informix, and shall be subject to set off by Informix or Newco for any amounts owing by ASCII to Informix or Newco as of the date such purchase price is payable.

1.7	Shareholders Agreement.  With respect to the relationship between the parties as shareholders in Newco, the parties agree (i) that ASCII's investment in Newco is a passive investment only, (ii) that no dividends will be declared or paid during the period in which ASCII is a shareholder of Newco, (iii) that Informix will have total management control of Newco, (iv) that shares of Newco cannot be transferred without the prior written consent of Informix, (v) that ASCII will not, and will not purport to, exercise any legal rights which applicable law may provide to minority shareholders, (vii) that ASCII will vote its shares in favor of the transactions contemplated herein, and (viii) that ASCII will from time to time, if requested by Informix, provide voting proxies to Informix for such shares.

1.8	Name of Newco / No Assumption of Liability.  As soon as
practicable, the registered corporate name of Newco shall be changed to "Informix - ASCII Japan KK", or such other name as the parties may agree, and Newco shall maintain such name for the shorter of the period during which ASCII remains a 10% shareholder of Newco and the period which is one year from the Closing Date. ASCII hereby grants to Newco the right to use the ASCII name as contemplated herein. Promptly following the first anniversary of the Closing Date, Newco's name will be changed so as to remove the reference to ASCII. Notwithstanding the use of the ASCII name (or its katakana equivalent) in Newco's name, Newco is not assuming any general liabilities or other responsibilities or obligations of ASCII with respect to ASCII's past, current or future activities (other than with respect to the Assumed Liabilities, to the extent provided herein). A specific provision regarding the above shall be included in that certain agreement between Newco and ASCII to be dated as of October 3, 1994, a copy of which is attached hereto as
Exhibit 1.8.

1.9	Audit of Newco / Fiscal Year.   ASCII shall, at its expense,
arrange for a full audit of the books, accounts, records and balance sheet of Newco, to and including August 31, 1994, to be undertaken and completed by an internationally recognized accounting firm prior to the Share Transfer Date. ASCII shall also, at its expense, request that the auditors prepare unaudited accounts and balance sheet of Newco as of October 31, 1994. Such reports shall be delivered to, and must be reasonably satisfactory to Informix, as a condition to Informix acquiring shares of Newco on the Share Transfer Date.

1.10	Assignment by Informix.  It is anticipated that Informix may assign this Agreement as provided in Section 13.5. In such event, Informix hereby agrees that Informix will cause any such assignee to comply with the terms and conditions of this Agreement, to the extent provided herein, including, without limitation, the payment provisions of Sections 1.4 and 1.6 hereof.

2.	PURCHASE AND SALE OF ASSETS

2.1	Transfer of Assets.   On the terms and subject to the conditions
set forth in this Agreement, on the Closing Date (as defined herein) and except as set forth in Section 2.2, ASCII shall sell, convey, assign, transfer and deliver to Newco, and Newco shall purchase and acquire from ASCII, as a going concern, all of the assets, rights, properties, claims, contracts and business of the Division at the Closing Date which pertain to or are used in the Division, of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located (whether or not reflected on the Division's Financial Statements, as hereinafter defined), and including the goodwill associated therewith, including, without limitation, the following:

	(a)	All equipment, furniture, furnishings, fixtures, computers,
training equipment, copying equipment, machinery, tools and other tangible personal property owned by ASCII pertaining to or used in the Division, wherever located (collectively the "Equipment"), including all warranties and guarantees, if any, express or implied, existing for the benefit of ASCII in connection with the Equipment, and all rights of ASCII in any computer hardware which is currently on loan to ASCII from any OEM or other vendor and which is used by the Division. The parties agree that within 3 weeks of the date hereof, they will establish a detailed list of all such Equipment;

	(b)	The inventory (including raw materials, work in process and
finished goods) of the Division, together with all other spare parts and supplies pertaining to or used in the Division;

	(c)	All accounts receivable of ASCII to the extent attributable
to the Division, except as explicitly excluded in Exhibit 2.2. ASCII shall use its best efforts to obtain, prior to the Closing Date, consents from relevant debtors with respect to the assignment of accounts receivable;

	(d)	All customer lists, customer files, correspondence with
customers, catalogues, research material, technical information, software, trade secrets, processes, algorithms, formulas, inventions, royalties, technology, know-how, user documentation, specifications, designs, drawings, processes, research and development projects in progress, and quality control data, if any, pertaining to or used in the Division;

	(e)	All contracts for consulting services, training services,
maintenance agreements, purchase commitments for materials and other services, advertising and promotional materials, personal property leases (including the rights to any deposits with the lessors thereunder), OEM, VAR, sales, end user, development and other agreements pertaining to the operations of the Division including, without limitation, those that are listed in Exhibit 2.1(e). The assignment herein shall include any and all rights granted by ASCII to a contracting party under any such agreements to the use of any tradenames, trademarks or copyrights referred to in any such agreements;

	(f)	All of ASCII's right, title and interest in and to the
patents and patent applications, trademarks, trademark registrations and trademark applications, tradenames (other than the ASCII name), copyrights, copyright applications, copyright registrations and know how pertaining to or used in the Division (but excluding those specifically identified in Exhibit 2.2 as not being transferred to Newco), and including all rights to sue for past infringement, together with the goodwill associated therewith. The above transfers and assignments shall include all rights provided in Articles 27 and 28 of the Japanese Copyright Act, and all other transferable rights, in whole or in part, as are established under such Act, including, without limitation, ASCII's right to any enhancement, modification, or addition to a copyrighted product (or right of authorship concerning the utilization of secondary works), and to the extent required by applicable law in order to perfect Newco's ownership in such rights, ASCII shall effect all such registrations with governmental agencies with respect to such assignments. Further, ASCII agrees in perpetuity to refrain from exercising its moral rights of authorship (Chosakusha - Jinkakuken), or any other rights under Japanese law which it may have with respect to the Assets transferred to Newco and/or Newco's assignees or licensees.

	(g)	All licenses, permits, franchises, certifications and
approvals issued by any governmental authority or approval organization specific to, required by or used in the Division which are listed in
Exhibit 2.1(g), to the extent that such licenses, permits or franchises are transferable;

	(h)	All claims, demands, causes of action, judgments and pending litigation pertaining to the Division where ASCII is a claimant, plaintiff, judgment creditor or beneficiary;

	(i)	The personnel records, payroll records, correspondence,
legal and contract records, specimen form contract files, policy documents, books, files and other records wherever located that relate to the operations of the Division, except for the corporate minute books and financial records of ASCII relating to the business of ASCII as a whole or to its other divisions (other than any information that pertains to the operations of the Division); and

	(j)	Any insurance policies over the Assets, including any
insurance proceeds or the right to receive such proceeds on any casualty loss to the Assets, if any.

	The assets being sold, conveyed, assigned, transferred and delivered to Newco by ASCII hereunder are sometimes hereinafter referred to as the "Assets".

2.2	Excluded Assets.  Notwithstanding the provisions of Section 2.1 above, the assets specifically identified in Exhibit 2.2 are not to be transferred, assigned or sold to Newco.

2.3	Certain Systems.   For the avoidance of doubt, and without
limiting the generality of Section 2.1, the parties agree that the Assets include certain computer systems identified in Exhibit 2.3.

3.	ASSUMPTION OF LIABILITIES

3.1	Assumed Liabilities.   On the Closing Date, Newco shall assume the
liabilities and obligations of ASCII with respect to those contracts referred to in Section 2.1(a) and (e) and in Section 4.2 (the "Assumed Liabilities").

3.2	Excluded Liabilities.  Except for the Assumed Liabilities, Newco
shall not assume or be liable for any debts, liabilities or obligations of ASCII or the Division, whether known or unknown and whether absolute, accrued, contingent or otherwise, existing as of the Closing Date, including, without limitation, any intra-company debt or liabilities (the "Excluded Liabilities"). All non product maintenance and support contracts to be assumed by Newco shall be subject to review by Informix within 45 days of the date hereof, provided, however, that such review will not relate to the discount levels granted to customers for Products. If Informix identifies any terms and conditions in such contracts which would require Newco to incur significant costs (after the Closing Date) during the term of such the relevant contract in connection with non standard contractual commitments with respect to the supply of products or services thereunder, then Informix and ASCII shall discuss the financial implications thereof, and in the absence of an agreement (prior to the Closing Date) regarding the allocation to, or sharing of, such costs with ASCII, Newco shall have the option to assume or reject such contracts. In the event that any such contracts are rejected, ASCII shall be fully responsible for satisfying the continued obligations thereunder, provided, however, that the parties shall consult as to the effects of such rejection, and shall determine in good faith the best way of making the third party involved in such contract accept such decision, and provided, further, that where such contract requires ASCII to distribute Products, Informix will make such Products available to ASCII on substantially the same terms and conditions as contained in the Distribution Agreement. ASCII shall take all reasonable steps to terminate any such continuing obligations as soon as practicable.

3.3	Product Maintenance and Support.  All product maintenance and support contracts to be assigned to Newco are substantially in the standard form set forth in Exhibit 3.3, and none have financial terms or other commitments which significantly exceed those identified in such Exhibit. In consideration for the one off payment for continued maintenance obligations referred to in Exhibit 6.3-B, Informix agrees that Newco will provide all relevant maintenance and support for Products as required by the assumed maintenance and support contracts, without any claim for an adjustment with respect thereto.

4.	EMPLOYEES AND CONSULTANTS

4.1	Employees. The parties intend (i) that there will be continuity of employment with respect to all employees of the Division who are identified in Exhibit 4.1 - A, and all other employees of the Division who are employed by ASCII subsequent to the date hereof with the prior written consent of Informix and (ii) that all the employees of KK ASCII Information Systems ("AIS") identified in Exhibit 4.1 - B ("AIS Employees") shall be treated as though they were employees of the Division (all of the above being referred to herein as the "Employees"). Prior to the Closing Date, Newco shall offer employment, commencing on the Closing Date, to all Employees, on the terms which are reflected in
Exhibit 4.1 - C. ASCII shall use its best efforts to encourage all Employees to accept employment with Newco. The current consulting agreement between AIS and ASCII shall terminate with respect to the AIS Employees to be transferred to Newco, and ASCII shall ensure that on the Closing Date all such AIS Employees are released in full from any obligations or liabilities to AIS.

4.2	Consultants.   The parties also intend that all full time
consultants to the Division identified in Exhibit 4.2 - A ("Consultants") be transferred, or have their contracts transferred, to Newco. Where appropriate (and with the consent of the relevant employer of a Consultant) Consultants may be offered permanent employment positions with Newco. ASCII shall use its best efforts to encourage all Consultants to accept transfer to Newco, and ASCII shall ensure that all relevant consultancy agreements with the Consultants' employers are in full force and effect up to and including the Closing Date. In the event that any of the Consultants or their employers require a payment or other commitment in order to effect such transfer, ASCII shall bear and pay up to 20 million yen of such cost in the aggregate, and ASCII and Newco shall bear the balance on a 50-50 basis, provided that the parties shall consult in connection with such matter, and in the event that Informix determines that any particular Consultant is not required, such Consultant shall not be counted for the purposes of Section 4.3.

4.3	Minimum Number of Employees.   In the event that any of the key
employees identified in Exhibit 4.3, and any significant number of the other Employees fail to accept Newco's offer of employment, or any significant number of the Consultants (or their employers) fail to accept transferal to, or employment with, Newco on the Closing Date, the parties shall confer in good faith to determine whether such failure is material to the continued operations and the value of the Division, and shall make such adjustments to the Purchase Price as may be necessary, provided, however, that both Newco and ASCII reserve the right not to proceed with the Closing on the Closing Date in the event that no agreement as to such adjustments is reached by the parties.

4.4	Benefit Plans.  Newco will provide the Employees with its standard benefits, including vacation benefits based on seniority. Unless otherwise agreed by Newco, all transferred Employees will have no seniority within Newco's retirement plan. Accordingly, on the Closing Date, ASCII will pay to each transferred Employee (or otherwise pay for such Employee's benefit) all of such Employee's entitlement to accrued pension, retirement and other benefits (up to the Closing Date) under ASCII pension plan(s) and other benefit plans applicable to each such Employee.

4.5	Other Benefits. To the extent that in accordance with ASCII's current employment rules and policies, and under any applicable law, any transferred Employee is or becomes eligible for: (i) any severance or termination benefits, (ii) unpaid vacation, holidays and sick days,
(iii) unpaid accrued compensation, (iv) bonus or incentive compensation,
(v) any pro rated bonus amounts relating to Employees' employment prior to the Closing Date but which may not be accrued, due or payable as of the Closing Date or (vi) any other payment or benefit; or where ASCII offers to such Employee any other benefit, then ASCII shall ensure that all such liabilities towards such Employees are fully satisfied on or prior to the Closing Date.

4.6	Full Disclosure.  ASCII has disclosed to Informix all of ASCII's applicable employee related policies and procedures as are in writing, and to the knowledge of ASCII, ASCII has disclosed all unwritten policies or promises made to Employees. ASCII has also disclosed to Informix all arrangements, both oral and written, formal and informal, for commissions and other compensation or benefits of any nature to be paid or provided to any such Employee pursuant to any agreement or understanding. To the extent that any Employee claims to have been assured of any benefits other than as disclosed to Informix prior to the Effective Date, and such claim reasonably appears to Informix to be supported by material circumstances which make it reasonable for such Employee to be provided such benefit in the interests of good labor management, then the cost of providing such benefit shall be reimbursed to Newco by ASCII.

4.7	Interim Health Care Coverage.  Promptly after the date hereof,
ASCII will cause Newco to submit an application for membership in the appropriate health care insurance union, and after the Share Transfer Date, Informix will cause Newco to continue to pursue such application. In the event that Newco has not been granted membership in such health care insurance union prior to the Closing Date, ASCII agrees that it will continue to make the contributions to such union on behalf of Newco for a period up to the date on which Newco obtains membership, or 3 months following the Closing Date, whichever is earlier, in order to ensure the continued health care coverage for the Employees. Newco shall reimburse ASCII for such expenses on demand.

5.	CONSENTS AND APPROVALS; FURTHER ASSURANCES

5.1	Consents to Assignments of Contracts.  ASCII shall, promptly after the date hereof, contact all of the Division's customers and use its best efforts to obtain in writing, prior to the Closing Date, all consents or approvals (in form and substance reasonably acceptable to Informix's) of third parties required or advisable in connection with the transfer of the contracts referred to in Section 3.1 and the other transactions contemplated in this Agreement. If any such consent or approval is not obtained on or prior to the Closing Date, ASCII will co operate with Newco to obtain any such approval or consent after the Closing Date, and Newco and ASCII shall, to the extent legally and practically feasible, ensure that the effective benefits (and related contractual obligations), of such contracts as Newco shall specify, shall be enjoyed and assumed by Newco. ASCII agrees that as a condition to the Closing it must receive, prior to the Closing Date, the consent to the assignments contemplated herein of 75% of its customers (by Yen volume of sales for the 1993 fiscal year of ASCII ended March 31, 1994). In the event that any such consents are not available on the Closing
Date, the parties shall confer in good faith to determine whether such failure is material to the continued operations and the value of the Division, and shall make such adjustments to the Purchase Price as may be necessary, provided, however, that both Newco and ASCII reserve the right not to proceed with the Closing on the Closing Date in the event that no agreement as to such adjustments is reached by the parties.

5.2 	Notice to Customers. Promptly upon the Closing, and for a period of 90 days thereafter, ASCII will actively assist in notifying all of the Division's customers of the changes required by reason of the consummation of the transactions contemplated herein, and will use its best efforts to obtain any consents which have not been obtained prior to the Closing Date.

5.3	Further Assurances.  From time to time after the Closing Date,
ASCII will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Newco reasonably may request in order to more effectively transfer, convey, assign, and deliver to Newco, and to place Newco in possession and control of, any of the Assets, or to enable Newco to exercise and enjoy all rights and benefits of ASCII with respect thereto.

6.	CLOSING; PAYMENT OF PURCHASE PRICE AT CLOSING

6.1	Closing Date.  The closing with respect to the transactions
provided for in this Agreement (the "Closing") shall take place at the offices of Banker's Trust (or such other place as the parties may agree) in Tokyo at 10a.m., Tokyo time, on January 11, 1995, or at such other time and place as shall be agreed upon by ASCII and Newco. The actual time and date of the closing are herein called the "Closing Date", but the effectiveness of the Closing for Informix accounting purposes shall be deemed to be January 1, 1995.

6.2	Purchase Price and Payment.  In consideration for the Assets, and subject to the terms and conditions of this Agreement, Newco shall on the Closing Date assume the Assumed Liabilities and shall transfer to or to the order of ASCII in Tokyo, by wire transfer to an account designated by ASCII, an amount of 4.6 billion yen (4,600,000,000 yen), less the adjustment amount, if any, established pursuant to Section 6.3 below (the "Purchase Price"), and less 10% of such adjusted amount which represents ASCII's equity participation in and Loan to Newco.

6.3	Purchase Price Adjustment at Closing. The parties acknowledge that the Purchase Price was established taking into account net current assets of the Division as of March 31, 1994. The parties agree that at the Closing, cash, accounts receivable and inventory (the "Current Assets") in the amount of 1,513,000,000 yen will be transferred to Newco. The parties agree that (i) the Current Assets to be transferred to Newco may include, as of the Closing Date, certain items which may be of impaired value (a schedule of such anticipated value impaired assets is attached as Exhibit 6.3 - A), and (ii) that Newco will assume certain anticipated continuing business liabilities as attached in Exhibit 6.3 -
B (together, the "Deductions"), including, without limitation, Employee transfer and retirement related liabilities (excluding amounts to be borne by Newco under Section 4.2). Furthermore, the parties will establish and agree, prior to the Closing Date, a list of additional material liabilities or anticipated value impaired assets, if any, to be transferred to Newco (the "Agreed Liabilities"). To the extent that the aggregate of the Deductions and the Agreed Liabilities exceed
400,000,000 yen (the "Reserve Amount"), such excess over 400,000,000 yen shall be applied as a reduction to the Purchase Price. To the extent that the aggregate of the Deductions and the Agreed Liabilities does not exceed 400,000,000 yen, the Purchase Price shall be unaffected. The unused portion of the Reserve Amount (the "Remainder Reserve"), shall be the difference between the Reserve Amount and the sum of the Deductions and the Agreed Liabilities.

6.4	Post Closing Adjustment.  On the date which is 180 days after the
Closing Date (the "Review Date"), Newco shall perform a review of the Deductions, in order to determine whether, taking into account Newco's actual success in collecting receivables and selling inventory, the adjustments made on the Closing Date pursuant to Section 6.3 were accurate, and whether there have been any additional undisclosed liabilities assumed by Newco which were not accounted for on the Closing Date, or additional receivables not collected or inventory not sold, which were not included in the Deductions (the "Review Date Liabilities"). ASCII or its representatives shall be entitled to assist in such review. Unless otherwise agreed, receivables which have not been collected as of the Review Date, notwithstanding Newco's reasonable efforts to collect the same, will be presumed to be uncollectible, and inventory which has not been sold as of the Review Date, notwithstanding Newco's reasonable efforts to sell the same, shall be deemed unrealizable.

Newco will determine whether any of the impaired value assets listed in
Exhibit 6.3 - A which applied against the Reserve Amount at Closing have actually been collected or sold by the Review Date, and will establish
(i) the value of such recovered receivables and inventory ("Recovered Current Assets") and (ii) the value of the Review Date Liabilities. In order to determine whether any payments shall be due from one party to the other, the following formula shall be used:

	Remainder Reserve - Review Date Liabilities + Recovered Current
Assets = X.

If X is greater than 400,000,000 yen, then Newco shall pay to ASCII the amount of such excess over 400,000,000 yen. If X is a negative value, then ASCII shall pay to Newco the Yen equivalent of such value (ignoring the negative value).

6.5	 Closing Deliveries by ASCII.  At the Closing, ASCII shall deliver to Newco the documents and instruments identified in Exhibit 6.5, and such other documents and instruments as Newco shall reasonably have requested prior to the Closing Date, to vest in or to confirm in Newco all of ASCII's right, title and interest in all of the Assets, and to transfer any governmental licenses and permits that are transferable and are required for the operation of the Division as heretofore conducted. ASCII shall effect physical delivery of all Assets ownership of which may be (or by law must be) transferred by physical delivery.

7.	CONDITIONS PRECEDENT TO THE CLOSING

7.1	Conditions Precedent to Obligations of Both Parties.  The
respective obligations of Newco and ASCII to consummate, at Closing, the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

	(a)	Purchase Price Adjustments.  The adjustments to the Purchase
Price referred to in Section 6.3 shall have been agreed by the parties.

	(b)	No Injunction, etc.   There is no preliminary or permanent
injunction or other order issued by any court of competent jurisdiction or state governmental or regulatory body, and no action has been taken by any authority (or creditor of ASCII), which seeks to restrain, enjoin or otherwise prohibit the transactions contemplated hereby from being consummated.

	(c)	Regulatory Approvals; Antitrust Matters.  All relevant
governmental or regulatory approvals necessary for the consummation of the transactions contemplated herein shall have been obtained, or, with respect to the Act Concerning Prohibition of Private Monopoly and Maintenance of Fair Trade of Japan (the "Antitrust Act"), the specified waiting period following all relevant filings shall have expired.

	(d)	Board Approvals.   Each of  ASCII and Informix shall have
received all necessary Board approvals to consummate the transactions contemplated hereunder, which approvals shall be in full force and effect on and as of the Closing Date. ASCII acknowledges that Informix's Board will require a preliminary draft fairness opinion from Banker's Trust in form and substance satisfactory to Informix as one condition to its approving the transactions contemplated herein, and that a final fairness opinion will be required as a condition to Closing. Informix undertakes to instruct Banker's Trust to prepare such opinion promptly following the Effective Date hereof. As of the date hereof, Informix is not aware, and has not been advised, of any reason why, on the basis of the transaction as contemplated herein, such opinion will not be forthcoming on the Closing Date.

7.2	Conditions Precedent to Obligations of Newco. The obligations of
Newco and Informix under this Agreement, at Closing, are subject to the satisfaction (or waiver by Newco or Informix) at or prior to the Closing Date of each of the following conditions:

	(a)	Accuracy of Representations and Warranties.  All
representations and warranties of ASCII contained herein or in any certificate or document (including the Exhibits hereto) delivered to Informix pursuant hereto shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. ASCII shall deliver to Informix on the Closing Date a certificate signed by a senior corporate officer of ASCII, affirming the continued accuracy of such representations and warranties as of the Closing Date.

	(b)	Performance of Agreements.  ASCII shall in all material
respects have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement and the Commission Agent Agreement to be performed or complied with by it prior to or at the Closing Date.

	(c)	Actions and Proceedings.  All corporate actions,
proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto shall be reasonably satisfactory to Newco.

	(d)	Opinion.  Newco shall have been furnished with an opinion of
Shigeru Miki of Miki, Yoshida & Muromachi, counsel to ASCII, dated the Closing Date, in compliance with the issues referred to in Exhibit
7.2(d) hereto, in form and substance reasonably satisfactory to Informix.

	(e)	Required Consents.  ASCII shall have obtained all consents
and authorizations required to have been obtained prior to the Closing Date from third parties, which consents and authorizations shall be in form and substance reasonably satisfactory to Newco, and in particular, all bank creditors of ASCII, whose consents are required to release any charge, encumbrance or lien over any of the Assets, shall have consented to the consummation of the transactions contemplated herein and shall have accordingly delivered written releases to Newco of any charge, encumbrance or lien they might have over any of the Assets. In particular, the bank consents will refer to the issue addressed in
Section 1.8 and the customer consents will, where appropriate, refer to outstanding receivables.

	(f)	Audit of Division.  ASCII shall have provided to Informix,
at Informix's expense, audited accounts for the Division, satisfactory in form and substance to Informix, as of September 30, 1994 and for the 12 month period then ended, in accordance with US GAAP and other applicable SEC requirements, for the sole purpose of allowing Informix to comply with any applicable U.S. securities laws.

	(g)	Office Lease.  ASCII and Newco shall have agreed the terms
and conditions of a lease of certain office premises for, and the provision of certain services to, Newco.

	(h)	Employees.  The conditions of Section 4.3 regarding
Employees and Consultants have been satisfied.

	(i)	Tax Considerations.  ASCII and Informix shall have agreed as to the tax basis valuation of the Assets acquired by Newco from ASCII.

	(j)	Delivery of Records and other Documents.  Newco shall have
received possession of all original records and all equipment, corporate books, share certificates, consents, agreements and other documents, materials and Assets required to be delivered by ASCII pursuant to this Agreement.

7.3	Conditions Precedent to the Obligations of ASCII.  The obligations of ASCII under this Agreement, at Closing, are subject to the satisfaction (or waiver by ASCII) at or prior to the Closing Date of each of the following conditions:

	(a)	Accuracy of Representations and Warranties.  All
representations and warranties of Informix contained herein or in any certificate or document (including the Exhibits referred to herein) delivered to ASCII pursuant hereto shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Informix shall deliver to ASCII on the Closing Date a certificate signed by a senior corporate officer of Informix, affirming the continued accuracy of such representations and warranties as of the Closing Date.

	(b)	Performance of Agreements.  Newco shall in all material
respects have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

	(c)	Actions and Proceedings.  All corporate actions,
proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to ASCII, including any necessary ASCII shareholders' resolutions and approvals required by ASCII to consummate the transactions contemplated under this Agreement, and all such shareholder resolutions and approvals shall, as of the Closing Date, be in full force and effect without limitation, revocation or amendment of any nature.

	(d)	Payment of Purchase Price.  Newco shall have paid the
Purchase Price to ASCII in accordance with Section 6.2 hereof.

	(e)	Bank and Lender Approvals.  ASCII shall have received from
its banks and other lenders all necessary approvals, releases and other consents required by ASCII to consummate the transactions contemplated under this Agreement, including, without limitation, releases of any security interests, liens or other encumbrances held by such banks or other lenders on the Assets, and all such approvals, releases and other consents shall, as of the Closing Date, be in full force and effect without limitation, revocation or amendment of any nature.

	(f)	ASCII Listing.  ASCII shall not have received on or before
October 15, 1994, any notification or other announcement from the Japan Securities Dealers Association or any other entity charged with regulating listing on the Japanese over-the-counter stock exchange that ASCII has, or will be, delisted from the Japanese over-the-counter stock exchange, where such delisting arises solely as a result of the transactions contemplated under this Agreement.

8.	REPRESENTATIONS AND WARRANTIES

8.1.	 Representations and Warranties of ASCII.  ASCII represents and warrants to Newco as follows:

	(a)	Due Organization; Good Standing and Power.  ASCII is a
Kabushiki Kaisha duly incorporated under the laws of Japan and has the requisite corporate power and authority to own, lease and operate the Assets to be sold hereunder and to conduct the business of the Division as now conducted by it. ASCII has all requisite corporate power and authority to enter into this Agreement and each other agreement contemplated hereunder to which ASCII is a party and to perform its obligations hereunder and thereunder.

	(b)	Authorization and Validity of Agreements.  The execution and delivery of this Agreement and the other agreements contemplated herein by ASCII and the consummation by ASCII of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors. Except as set forth in Exhibit 8.1(b), no other corporate or stockholder action is necessary for the authorization, execution and delivery by ASCII of such agreements, and the consummation by ASCII of the transactions contemplated thereby. This Agreement, when approved by ASCII's Board of Directors and shareholders shall constitute a valid and legally binding obligation of ASCII, enforceable against ASCII in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and other laws relating to or affecting the enforcement of creditor's rights generally, and subject to judicial discretion regarding specific performance or other equitable remedies.

	(c)	No Governmental Actions or Notices Received, No Conflict
with Instruments to which ASCII is a Party.  Except as described in
Exhibit 8.1(c), the execution and delivery of this Agreement by ASCII and Newco and the consummation by each of them of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to ASCII, except for such consents, approvals and filings which may be required under the Antitrust Act, (ii) to the knowledge of ASCII, will not conflict with, or result in the breach or violation of any provision of, or constitute a default under, or result in the acceleration of or the right to accelerate any obligation of ASCII under or cause the termination of or the right to terminate, or result in the creation of a lien, charge or encumbrance upon any portion of the Assets of the Division, and (iii) will not violate the charter documents of ASCII or Newco.

	(d)	Financial Statements.  Attached as Exhibit 8.1(d) - A is a
copy of the unaudited balance sheet of the Division as of March 31, 1994 and as of August 31, 1994, and the related unaudited statements of income and of cash flow for the twelve month period ended on March 31, 1994, and the five month period ended on August 31, 1994 (together, the "Financial Statements"). Except as specifically set forth in Exhibit 8.1(d) - B, to the knowledge of ASCII, such Financial Statements (i) are true, complete and correct in all material respects, (ii) were prepared in accordance with Japanese generally accepted accounting principles,
(iii) fairly present the financial condition and results of operations of the Division as of the dates thereof and for the periods presented and (iv) no provision therein is necessary, under Japanese generally accepted accounting principles, for liability on account of product warranties or with respect to the design, development, manufacture or sale of defective products, bad debts and employee related liabilities.

	(e)	Title to Assets.  ASCII has good title to all personal
property pertaining to the business of the Division included as Assets, tangible and intangible, in each case, free and clear of all claims, liens, security interests, charges, leases, encumbrances, licenses, sublicenses, easements, occupancy agreements, assessments and other restrictions and conditions of any kind and nature affecting title, use or occupancy, except as specifically set forth in Exhibit 8.1(e) hereto.

	(f)	Creditors Liens.  As of the Closing, none of ASCII's banks
or other creditors have, or will have, any right in or to the Assets being transferred to Newco pursuant to this Agreement.

	(g)	Sufficient Assets and Personnel.  Except as specifically
identified in Exhibit 2.2, the Assets to be acquired by Newco, and the Employees and Consultants to be transferred to Newco are sufficient and necessary for Newco to continue operating the business of the Division in the manner currently operated by ASCII.

	(h)	Contracts.  To the knowledge of ASCII, all rights, licenses, leases, registrations, applications, contracts, commitments and other arrangements constituting any part of the Assets are in full force and effect and are valid and enforceable in accordance with their respective terms and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder or which would permit the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any Asset or would give rise to any such liabilities upon the giving of notice or lapse of time.

	(i)	Customers.  To  the knowledge of ASCII, no information has
been brought to its attention which might reasonably lead it to believe that any customer or supplier intends to cease dealing with the Division, or intends to alter in any material respect the amount of such customer's or supplier's dealings with the Division as a result of the consummation of the transactions contemplated hereby.

	(j)	Tangible Assets.   Except as specifically identified in
Exhibit 2.2, the Assets include all the tangible and intangible assets used by ASCII in the operation of the business operations of the Division in the manner presently operated, and no material assets of the Division have been removed therefrom in the 6 months preceding the Closing Date. All tangible personal property owned or used by ASCII relating to the Division is situated at Kurokawa, Osaka and Hatsudai (and the warehouse located in (i) Heiwajima, Tokyo, (ii) Tokorozawa, Saitama, (iii) Yaizu, Shizuoka and (iv) Mori, Shizuoka, and is currently used or available for use (except to the extent temporarily under repair or out of service in the ordinary course of business) by the Division in connection with its business operations.

	(k)	Legal Proceedings. Except as described in Exhibit 8.1(k),
there is no litigation, proceeding or governmental investigation to which ASCII is a party pending or, to the knowledge of ASCII, threatened against it relating to the Assets (including the intellectual property being transferred pursuant hereto), the Division or the transactions contemplated under this Agreement, and no customers have commenced or, to the knowledge of ASCII, threatened to commence any material claims based on warranties or performance obligations of ASCII.

	(l)	Labor Controversies.  There are no collective bargaining or
other labor union representation agreements relating to the Employees of the Division and, to the knowledge of ASCII, (i) no representation question has been raised respecting the Employees of the Division, and
(ii) no Employee has made any material claim or complaint with respect to such Employee's employment conditions.

	(m)	Patents, Trademarks and Similar Rights.   Except as set
forth in Exhibit 8.1(m), ASCII is the sole and exclusive owner of all patents and patent applications, invention disclosures, trademarks, trademark applications, trademark registrations, tradenames, service marks, copyrights, copyright applications and copyright registrations used or required for use in whole or in part by the Division free and clear of any claims, liens, licenses, sublicenses, charges or encumbrances. ASCII has not, within the preceding year, obtained, or submitted any applications for, patents for products or inventions created by the Division.

	(n)	Government Licenses, Permits and Related Approvals.  Except
as described in Exhibit 2.1(g), ASCII has all material licenses, permits, consents, approvals, authorizations, qualifications, exemptions, classifications, certifications and orders of governmental authorities required for the conduct of the business of the Division as presently conducted by ASCII and all such licenses, permits, consents and approvals are transferable to Newco.

	(o)	Conduct of Business in Compliance with Regulatory
Requirements. ASCII has conducted the business of the Division so as to comply in all material respects with all applicable laws, ordinances regulations, orders and other requirements of governmental authorities.

	(p)	Environmental.  The business of the Division has not
generated, utilized, stored, delivered for disposal, disposed of and transported wastes, whether hazardous or not, which may create any environmental liabilities under any applicable laws presently in effect.

	(q)	No Untrue Statements or Omissions.  No representation or
warranty of ASCII contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements, in the circumstances in which they were made, not misleading.

	(r)	Undisclosed Liabilities. Except for contractual obligations
of performance, the Assets contain no liability or obligation, whether accrued, absolute or contingent, which have not been fully disclosed to Informix in an Exhibit hereto.

	(s)	No Changes.  There have not, since March 31, 1994, been any
material adverse changes, either individually or in the aggregate, in the business, financial position or results of operations of the Division or, to the knowledge of ASCII, in the business prospects of the Division; provided, however, that a material adverse change in the business prospects of the Division shall not include any change due to general economic conditions of (or traditional cyclical and seasonal fluctuations in) the software industry generally.

	(t)	Related Interests.  Except for the ownership of non
controlling interests in securities of corporations the shares of which are publicly traded, neither ASCII nor, to the knowledge of ASCII, any of ASCII's directors, officers owns directly or indirectly any interest in, or has any investment or profit participation in, any corporation or other entity which is a competitor of the Division, or which otherwise directly or indirectly does business with the Division, or which provides a material amount of business to the Division (except as provided in Section 10.7).

	(u)	Related Party Transactions; Business Practices.   Since
January 1, 1990, all of ASCII's material transactions relating to the Division have been conducted on an arms-length basis on terms comparable to those which would have prevailed in an arms-length transaction. No material portion of the sales or other ongoing business relationships of the Division is dependent upon the friendship or the personal relationships (other than those customary within business generally) of any of ASCII's officers, directors or other key employees other than the Employees. To the knowledge of ASCII, no Division Employee or Consultant has violated the published business policies of ASCII and no Consultant has violated any published business policies of their employers with respect to gifts, services or corporate business practices. To the knowledge of ASCII no key employee identified in
Exhibit 4.3 is considering the termination of employment with the Division.

8.2	Representations and Warranties of Informix.  Informix represents and warrants to ASCII as follows:

	(a)	Due Organization: Good Standing and Power.  Informix is a
corporation duly organized, validly existing and in good standing under the laws of Delaware. Informix has all requisite corporate power and authority to enter into this Agreement and each other agreement contemplated hereunder to which Informix is a party and to perform its obligations hereunder and thereunder.

	(b)	Authorization and Validity of Agreements.  The execution and delivery of this Agreement and other agreements by Informix and the consummation by Informix of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors. No other corporate or stockholder action is necessary for the authorization, execution and delivery by Informix of this Agreement and the consummation by Informix of the transactions contemplated. This
Agreement, when approved by Informix's Board of Directors, constitutes a valid and legally binding obligation of Informix, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and other laws relating to or affecting the enforcement of creditor's rights generally, and subject to judicial discretion regarding specific performance or other equitable remedies.

8.3	Expiration of Representations and Warranties. The respective representations and warranties of ASCII and Informix contained herein shall survive the Closing and expire on the second anniversary of the Closing Date and thereafter ASCII and Newco and any officer or director thereof shall have no liability whatsoever with respect to any such representation or warranty upon the expiration thereof, provided that Newco shall be deemed to have given notice of an assertion of a right to indemnification hereunder if, prior to the date on which a particular representation and warranty expires, Newco shall have given ASCII written notice asserting its right to indemnification and stating the facts upon which such claim is based (including the representation or warranty which Newco claims has been breached) and such representation and warranty shall not be deemed to have expired to the extent of such assertion. The expiration of any such representation or warranty shall not affect Newco's rights against ASCII with respect to Excluded Liabilities.

9	COVENANTS PRIOR TO CLOSING

9.1	Records.  ASCII agrees that, during the period commencing on the date hereof and ending on the Closing Date, (a) it will give or cause to be given to Newco and its representatives such access, during normal business hours, to the premises of the Division, its properties, books and records, as Newco shall from time to time reasonably request and (b) it will furnish or cause to be furnished to Newco such financial and operating data and other information with respect to the business and properties of the Division, as Newco shall from time to time reasonably request. Newco and its representatives shall be entitled, in consultation with ASCII, to such access to the representatives, officers and employees of ASCII involved in the business of the Division as Newco may reasonably request. All such access to information and personnel shall be exercised in a manner which is designed to minimize disruption of the Division's business. Newco agrees that it will continue to treat all information so obtained from the ASCII as "Confidential Information" under the Non Disclosure Agreement entered into between Informix and ASCII on September 9, 1994.

9.2.	Conduct of the Business of the Division Pending the Closing Date.
ASCII agrees that, except as required or contemplated by this Agreement or otherwise consented to or approved in writing by Newco and Informix, during the period commencing on the date hereof and ending on the Closing Date, it will:

	(a)	Operation of Division.  Operate the business of the Division only in the manner contemplated under the Commission Agent Agreement (a copy of which is attached as Exhibit 9.2(a) and as herein provided and, to the extent consistent with such operation, use its reasonable best efforts to preserve intact the present business organization of the Division, keep available the services of the present Employees and Consultants engaged in the business of the Division and preserve its present relationships with persons having business dealings with the Division;

	(b)	Books and Records.  Maintain its books, accounts and records relating to the business of the Division in the usual, regular and ordinary manner, on a basis consistent with the Commission Agent
Agreement, comply in all material respects with all laws and contractual obligations applicable to the Division or to the conduct of the business of the Division and perform its obligations relating to the business of the Division on a basis consistent with the Commission Agent Agreement;

	(c)	Acquisitions.  Not (i) acquire or commit to acquire any
capital asset, (ii) dispose of any assets of the Division (other than inventory in the usual and ordinary course of business), or (iii) modify or change in any material respect any contract, agreement, permit or license of the Division;

	(d)	Contracts; Assets.   Not (i) permit or allow any of the
Assets to become subject to any liens other than bank liens existing as of the date hereof, (ii) waive any material claim or material right relating to the business of the Division, or (iii) assume or enter into any material contract, lease, license, obligation, indebtedness, commitment, purchase or sale in connection with the business of the Division;

	(e)	Actions.  Not take any action or omit to take any action
within its reasonable control to the extent such action or omission might result in any representation or warranty contained in this Agreement being inaccurate or incorrect in any material respect on and as of the Closing Date;

9.3	Co-operation Between the Parties.  During the period from the date hereof to the Closing Date, ASCII agrees to co-operate closely with Newco and Informix in the running of the Division, in anticipation of the acquisition by Newco of the Division on the Closing Date. To this effect, ASCII will ensure that Informix is given full access during normal business hours to the Division's employees and operations
(subject to reasonable instructions necessary to minimize disruption of the Division's operations), and will consult with Informix with respect to any business developments which require managerial and strategic consideration.

9.4.	Antitrust Laws.  Newco shall file with the proper governmental agencies all forms and other documents necessary to be filed pursuant to the Antitrust Act and regulations issued thereunder as promptly as possible and ASCII shall co-operate with Newco in promptly producing such additional information and documents as such agencies may require or request.

9.5	Tax Considerations.  The parties shall take such reasonable steps as may be necessary to ensure that the structure of this transaction achieves a tax basis valuation of the Assets acquired by Newco as contemplated by the parties during the negotiations leading up to the execution of this Agreement, and that the parties shall consult with one another as may be reasonably necessary to address the other relevant tax objectives of the parties.

10.	COVENANTS SUBSEQUENT TO CLOSING

10.1	Access to Books and Records.  For a period of six years following the Closing Date, each party shall afford, and shall cause its affiliates to afford, to the other party, its counsel and its accountants, during normal business hours, reasonable access to its books, records and other data to the extent that such access may be reasonably required by the requesting party in connection with the operation of the business of the Division, provided, however, that ASCII's right to access the books and records of Newco shall be limited to such portion thereof as relate to the operation of the Division by ASCII prior to the Closing Date (except to the extent ASCII may reasonably require more extensive access to address a claim asserted against ASCII by an independent third party). Neither party shall dispose of, alter or destroy any such books, records and other data during such six year period without giving thirty (30) days' prior notice to the other party to permit such party, at its expense, to examine or duplicate such books, records and other data.

10.2	Further Agreements.  ASCII authorizes and empowers Newco on and after the Closing Date to receive and open all mail received by Newco relating to the business of the Division or the Assets and to deal with the contents of such communications in any proper manner including, without limitation, the right to endorse with the name of ASCII, if need be, any checks or other instruments of payment which pertain exclusively to the business of the Division. ASCII shall promptly deliver to Newco any mail or other communication received by it after the Closing Date pertaining to the business of the Division or the Assets.

10.3	Use of Names.   Neither Informix nor ASCII shall use the other's
name, trademarks, trade logos or other identifying marks or features after the date hereof, without the other party's prior written consent, provided, however, that nothing in this Section shall prevent Newco from operating with the name contemplated herein (or a variation thereof agreed upon by the parties).

10.4	Employees. During the period of time in which ASCII is a
shareholder of Newco, and for a period of one year following such time, ASCII shall not, and it shall cause each of its respective affiliates not to, employ or solicit for employment any of the Employees or Consultants, unless such Employee's or Consultant's services have been voluntarily terminated by Newco. For the purposes of this Agreement, an affiliate of ASCII shall include any entity of which (i) ASCII owns more than a 50% equity interest, (ii) direct or indirect management control is exercised by ASCII irrespective of equity participation, or (iii) any of ASCII's senior officers and directors identified in Exhibit 10.4 ("Senior Officers") hold, directly or indirectly, a substantial interest in or can influence management decisions of such entity. Where a Senior Officer has left the employ of ASCII during the term of the restrictions under this Section 10.4, such restrictions shall not apply to such individual or the future employer of such individual provided that the same are not under the direct or indirect control or influence of a person or entity otherwise subject to the terms of this clause.

10.5	Office Lease.  On the Closing Date, ASCII shall enter into a lease agreement with Newco with respect to all of the office premises currently occupied by the Division. Such lease (or leases or subleases) shall be on standard terms and conditions, and the total rent (inclusive of taxes and all other costs and charges) shall be at an agreed market rate, and shall contain provisions relating to the supply of certain services to Newco during the term thereof. The lease and service agreements shall be terminable upon [three] month's notice by either party, provided, however, that ASCII may only give Newco notice of termination of the lease after such time as ASCII has no further equity interest in Newco.

10.6	Rights with Respect to WINGZ and Third Party Software.  Newco understands that certain of the reseller license agreements which are being transferred to Newco provide the reseller with the right to order from ASCII both Informix Products and products which are proprietary to ASCII or third party vendors. With respect to software which is proprietary to ASCII, Newco shall refer such orders to ASCII, and ASCII shall fulfill such order and provide relevant maintenance directly to the customer. With respect to third party software, Newco shall determine, on a case by case basis whether to fulfill such order direct (in which event ASCII must provide the relevant third party software to Newco unless the applicable third party contract has been assigned by ASCII to Newco pursuant to the terms hereof) or to refer the order to ASCII. Newco shall receive a commission from ASCII in the amount of at least 10% of the net sales revenue for any such referral.

10.7	Non Competition.  During the period of time in which ASCII is a shareholder of Newco, and for a period of 1 year following such time, neither ASCII or its affiliates, nor any of its or their Senior Officers shall, directly or indirectly engage in the manufacturing, marketing or distribution of computer software products which compete with any Informix Products which existed or were in development on the Closing Date, provided, however, that the above restriction shall not apply to the sale and distribution by ASCII of (i) Microsoft products which run only on Microsoft operating systems, (ii) competing database products as an integral part of and in conjunction with an application package (provided that the license for such competing database product must be limited for use solely with such application package), and (iii) WINGZ [or Hyperscript] products in competition with Informix tools products. Where a Senior Officer has left the employ of ASCII during the term of this non compete clause, such clause shall not apply to such individual or the future employer of such individual provided that the same are not under the direct or indirect control or influence of a person or entity otherwise subject to the terms of this clause.

11.	INDEMNIFICATION

11.1	ASCII's Indemnity.    ASCII agrees to indemnify, defend and hold
Informix, Newco, and their respective subsidiaries, affiliates, officers, directors, employees, agents and shareholders harmless against and in respect of any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), arising out of or in any manner incident, relating or attributable to (i) the status, activities and liabilities of Newco prior to the date upon which a majority interest therein is acquired by Informix, (ii) any obligations and liabilities of ASCII, and any obligations and liabilities pertaining to the Division, not expressly assumed by Newco pursuant to the terms hereof, arising in any way from the ownership or conduct of the business of the Division prior to the Closing, in each case whether accrued, absolute, fixed, contingent or otherwise, and (iii) any inaccuracy in any representation or breach of a warranty or a covenant by ASCII contained in this Agreement.

11.2	Informix's Indemnity.   Informix agrees to indemnify, defend and
hold ASCII, its subsidiaries and other affiliates and their respective officers, directors, employees, agents and shareholders harmless against and in respect of any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), arising out of or in any manner incident,, relating or attributable to (i) any obligations and liabilities of ASCII expressly assumed by Newco pursuant to this Agreement, and (ii) any loss, liability or damage incurred or sustained by ASCII as a result of any inaccuracy in any representation or breach of a warranty or a covenant by Informix contained in this Agreement.

11.3	Exclusive Right.   The indemnities provided in this Agreement
shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity, provided that Informix and Newco may seek to enjoin any breach by ASCII of its covenant not to hire Newco Employees nor to compete with Newco or Informix, and may, upon 10 calendar days written notice to ASCII, set-off (as provided hereunder and in Sections 1.4 and 1.6) any liabilities which ASCII has towards either Informix or Newco against any amounts owed by such entities to ASCII. Nothing in this Agreement shall be deemed to terminate either party's rights to any outstanding payments from the other party under the distribution relationship between the parties prior to the date hereof.

12.	TERMINATION

12.1	General.  This Agreement may be terminated and the transactions contemplated herein may be abandoned (a) by written mutual consent of Informix and ASCII, or (b) by the non defaulting party by notice to the defaulting party if the Closing Date shall not have occurred on or before January 30, 1995.

12.2	Termination Resulting From Breach. Either party may terminate this
Agreement at any time upon written notice to the other in the event that there has been a material breach by, or a material failure to perform by the other party of any commitment or covenant under this Agreement, or if there has been any material misrepresentation by the other party, provided, however, that where the breach or misrepresentation is capable of remedy, the termination shall only be effective if the breaching party shall fail to cure such breach or default within 10 days of the date of the notice of breach or default. The termination notice shall clearly specify the relevant breach or failure.

12.3	Termination upon Event of Bankruptcy.   Either party may terminate
this Agreement at any time immediately without notice in the event that
(i) the other party has become unable to pay its debts as they become due, or an application or petition is submitted for bankruptcy, composition, corporate reorganization, arrangement or special liquidation (ii) the clearing house has taken procedures for suspension of such party's right to transact business through the banking system in Japan, or (iii) any order of provisional attachment, preservative attachment or other attachment is sought in respect of any material portion of such party's assets, and such attachment is not dismissed or otherwise relieved within 10 days.

12.4	No Liabilities in Event of Termination.   In the event of any
termination of the Agreement as provided herein, this Agreement shall forthwith become void and of no further force and effect and there shall be no liability on the part of Newco, Informix, ASCII or their respective officers or directors, except that the obligations under the Non Disclosure Agreement shall remain in full force and effect, and except that termination shall not preclude any party from seeking damages for the other party's failure to perform its obligations under this Agreement.

13.	MISCELLANEOUS

13.1	Public Announcements.  Prior to the date hereof, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by either party without the prior written consent of the other party, unless such release or announcement is required by law.

13.2	Expenses.  Whether or not the transactions contemplated by this
Agreement are completed, each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement (and related agreements), including, without limitation, attorneys' fees and accountants' fees.

13.3	Transfer Taxes and Recording Expenses.   All sales, use, transfer,
stamp, registration, motor vehicle and like taxes, if any, required to be paid in connection with the transfer of the Assets shall be paid by ASCII.

13.4	Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, transmitted by registered mail, postage prepaid, return receipt requested, as follows:

If to ASCII:

		ASCII Corporation
		Tohshin Building
		4-33-10 Yoyogi Shibuya-ku
		Tokyo, 151-24
		Tel: 81 3 5351 8052
		Fax: 81 3 5351 8085
		Attn: Deputy President

If to Informix or Newco:

		Informix Software, KK			Informix Software, Inc
		Akasaka Twin Tower			4100 Bohannon Drive
		11F, 17-22 Akasaka 2-Chome		Menlo Park, Ca. 94025
		Minato-ku, Tokyo 107
		Tel	81 3 5562 4500			Tel	415 926 6300
		Fax	81 3 5562 4505			Fax 	415 926 6562
		Attn:  Managing Director		Attn:  General Counsel

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

13.5	 Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other, except by Informix to a direct or indirect wholly-owned subsidiary (or other wholly owned entity) of Informix.

13.6	ASCII's Knowledge.  As used in this Agreement, the term "to the knowledge of ASCII" or any similar expression shall mean the actual knowledge, after reasonable inquiry, of the directors and officers of the Division.

13.7	Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.8	Section Headings.  The section headings contained in this
Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.9	Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

13.10 Rights Under this Agreement.   ASCII agrees and acknowledges that
following the Closing Date, any and all rights of Informix hereunder against ASCII may be exercised or enforced by Newco as though Newco had been a party to this Agreement.

13.11 Counterparts. This Agreement may be executed in three counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13.12 Applicable Law. This Agreement, and any disputes arising out of or in connection with this Agreement, shall be governed by and construed in accordance with the laws of California, excluding its rules governing conflicts of laws. All disputes arising out of or in connection with this Agreement shall be finally settled by the courts of competent jurisdiction in San Francisco.

13.14 Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, whether or not written, between the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing, in the event of any conflict or other controversy between the provisions of this Agreement and the provisions of any Japanese language translation, summary or other agreement based upon the transactions contemplated in this Agreement, including, without limitation, Exhibit 1.8 hereto, the provisions of this Agreement shall prevail.

13.15 References to Newco. References herein to Newco performing an action or undertaking an obligation shall be construed to include, after the Share Transfer Date, an obligation of Informix to cause Newco to perform such action or undertake such action.

IN WITNESS WHEREOF, the parties hereto have executed, affixed their registered seals, and delivered this Agreement as of the date first above written.


INFORMIX SOFTWARE INC


By /s/ Howard H. Graham
Name: Howard H. Graham
Title: Senior Vice President

ASCII CORPORATION


By /s/ Takahisa Hashimoto
Name: Takahisa Hashimoto
Title: Deputy President



Agreed and Accepted
NEWCO


By /s/ Masataka Miura
Name: Masataka Miura
Title: Representative Director


INDEX OF EXHIBITS

Exhibit      Subject

1.8          Agreement between Newco & ASCII
2.1(e)       Contracts for Service, Maintenance, Leases etc
2.1(g)       Licenses, Permits and Approvals
2.2          Excluded Assets
2.3          Certain Licenses
3.3          Standard ASCII form Maintenance Agreement
4.1    A     All Employees of ASCII
       B     All Employees of AIS
       C     Newco's Employment Terms & Conditions
4.2    A     All Consultants
       B     Informix Form Consultancy Agreement
4.3          Key Employees
4.6          See Exhibit 4.1
6.3    A     Impaired Value Assets being Transferred
       B     Business Liabilities being Transferred
6.5          Documents to be delivered at Closing; Bank Consents;
             Release Forms
7.2(d)       Opinion of Shigeru Miki
8.1(b)       ASCII's Board & Shareholders' Approval Requirements
8.1(c)       Government Approvals Required for Transaction
8.1(d) A     3/31/94 & 8/30/94 Financial Statements
       B     Financial Statements Exceptions to GAAP
8.1(e)       Exceptions to Title to Assets; Liens
8.1(k)       Legal Proceedings
8.1(m)       Exceptions to ASCII's IP Title
8.1(n)       See Exhibit 2.1(g)
9.2(a)       Commission Agent Agreement
10.4         Senior Officers and Directors of ASCII
13.14        See Exhibit 1.8